Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission and in the Application for Conversion on Form AC filed with the Office of Thrift Supervision of our report dated April 13, 2007 on the consolidated statement of financial condition of Bradford Bank MHC and Subsidiaries as of December 31, 2006, and the related consolidated statements of income and comprehensive income, equity and cash flows for the year then ended.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus that is part of the Registration Statement and the Application for Conversion.

/s/ Stegman & Company

Baltimore, Maryland

June 11, 2007